CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this amended Registration Statement on Form S-1 of Outcast, Inc., for the year ended December 31, 2007 of our reports dated August 1, 2008 relating to the financial statements and financial statement schedules for the three years ended December 31, 2007 listed in the accompanying index.

/S/ Traci J. Anderson
Traci J. Anderson, CPA
Huntersville, NC
August 5, 2008